Exhibit 10.4
EXECUTION COPY
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is executed this 28th day of August 2002 and made effective as of May 6, 2002 (the “Effective Date”), is entered into by and between Sourcefire, Inc., a Delaware corporation with its principal place of business at Westbridge Corporate Center, Building C, Suite 100, 7095 Samuel Morse Drive, Columbia, Maryland 21046 (the “Company”), and E. Wayne Jackson III (the “Executive”), who resides at [address].
     In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:
     1. Representations and Warranties. The Executive represents and warrants to the Company that the Executive is not bound by any restrictive covenants or other obligations that would in any way prevent, restrict, hinder or interfere with the Executive’s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability and knowledge.
     2. Term of Employment. The Executive’s employment will commence on the Effective Date and will end on the first (1st) anniversary of the Effective Date, provided, however that the Executive’s employment may be renewed by vote of the Board of Directors of the Company (the “Board”) for consecutive one (1) year periods on the first (1st) anniversary of the Effective Date and on the last day of every year thereafter, unless sooner terminated by the mutual, written consent of the parties hereto, or otherwise terminated pursuant to the terms of this Agreement (the “Employment Period”).
     3. Duties and Functions.
          (a) (1) Subject to the terms set forth herein, the Company agrees to employ the Executive as the President and Chief Executive Officer of the Company during the Employment Period. The Executive shall report directly to the Board.
               (2) The Executive agrees to serve in an executive capacity and to undertake and perform the duties and responsibilities described in the Company’s Bylaws, together with such other duties as may, from time to time, be assigned, altered or modified by the Board. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof which may be adopted at any time by the Company.
          (b) During the Employment Period, the Executive will devote his best efforts and his full time and attention to the business of the Company. Except with the prior written consent of the Company’s Board, the Executive will not, during the Employment Period, undertake or engage in any other employment, occupation, or business enterprise. Notwithstanding the foregoing, the Executive may at any time (1) engage in charitable activities, (2) serve on corporate, advisory, civil or charitable boards or committees, (3) manage personal investments, or (4) deliver lectures, and teach at educational institutions, so long as such activities do not adversely affect the Executive’s performance of his duties hereunder, and such determination shall be made at the discretion of the Board.
     4. Compensation.
          (a) Base Salary. As compensation for services rendered hereunder, during the Employment Period, the Company agrees to pay the Executive a base salary of One Hundred Fifty

Thousand Dollars ($150,000) per annum, subject to annual increase in the sole discretion of the Board, and payable in accordance with the Company’s standard payroll practices.
          (b) Bonus. The Executive shall be eligible to receive a cash bonus of up to $50,000. Said bonus is not guaranteed and is contingent upon the Executive and the Company achieving deliverables or reasonable goals agreed to by the Executive and the Board or Compensation Committee. Said bonus shall be determined by the Board or Compensation Committee and paid annually in December. The Executive’s bonus for calendar year 2002 shall be prorated to take into account the partial year of the Executive’s employment with the Company.
          (c) Restricted Stock Grant. The Executive shall be entitled to participate in the Sourcefire, Inc. 2002 Stock Incentive Plan (the “Plan”) and the Company shall also grant Executive a restricted stock award equal to 303,000 shares of Common Stock, par value $.001 per share, of the Company, which represents approximately seven percent (7%) of the fully diluted equity of the Company; such fully diluted calculation shall include all shares allocated to the Plan or otherwise exercisable by all parties at the time of the grant of the restricted stock award and shall also include the Company’s sale and issuance of its Series A Preferred Stock set to occur on the date of the execution of this Agreement. The specific terms and conditions of this restricted stock award shall be set out in a restricted stock agreement between the Executive and the Company.
          (d) Other Expenses. The Company agrees in accordance with Company policy in effect from time to time to pay or to promptly reimburse the Executive during the Employment Period for all reasonable, ordinary and necessary, client-related business expenses incurred in the performance of his services hereunder including, without limitation, all expenses for travel and living expenses while away from home on business, and all reasonable entertainment and other client-related expenses. The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.
          (e) Standard Company Benefits. The Executive shall be entitled to the benefits available generally to Company employees pursuant to Company programs, including paid leave consistent with Company policy (as reviewed and approved by the Board) and beginning September 1, 2002, profit-sharing, retirement, disability, dental, vision, group sickness, accident or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company, subject to the applicable terms and conditions of the benefit plans in effect at that time.
          (f) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     5. Termination of Employment.
          (a) Resignation By Executive Without Good Reason. Notwithstanding Section 2 above, the Executive may terminate the employment relationship at any time without Good Reason (as defined in Section 5(f) below) by giving to the Company written notice thereof, as provided in Section 5(g) below. In such event, the Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of his resignation other than payment of Executive’s salary up to the date of such termination, reimbursement of all expenses and payment of all earned but unpaid bonuses to the extent such earned but unpaid bonuses have been approved by the Board.

          (b) Termination By Company For Cause.
               (1) Notwithstanding Section 2 above, the Company may terminate the Executive’s employment with the Company at any time for Cause (as defined in Section 5(b)(2) below) by giving to the Executive written notice thereof, as provided in Section 5(g) below.
               (2) For purposes hereof, “Cause” shall be: (i) the Executive’s conviction of, or plea of guilty or nolo contendere to, (a) a felony or (b) any crime involving moral turpitude that may reasonably be expected to have an adverse impact on the Company’s reputation or standing in the community, or (ii) misconduct in connection with the Executive’s duties or willful failure to perform such duties (including, without limitation, material breach by the Executive of any provision of this Agreement or that certain Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement, executed as of the date hereof and made effective as of May 6, 2002, by and between the Company and the Executive, as may be amended from time to time (the “NDA”), or any other similar agreement executed by the Executive for the benefit of the Company), or (iii) engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other conduct that violates laws governing the workplace; provided, however, that the foregoing events or actions shall not constitute Cause unless the Board shall have provided the Executive with written notice of the event or action allegedly constituting Cause (which notice shall specify in reasonable detail the particulars of such Cause) and the Executive has not cured such event or action within thirty (30) days of his receipt of such written notice.
               (3) If the Executive’s employment is terminated for Cause, the Executive will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination, other than payment of Executive’s salary up to the date of such termination, reimbursement of all expenses and payment of all earned but unpaid bonuses to the extent such earned but unpaid bonuses have been approved by the Board.
          (c) Termination By Company Without Cause.
               (1) Notwithstanding Section 2 above, the Executive’s employment may be terminated at any time by the Company without Cause by giving to the Executive written notice thereof, as set forth in Section 5(g) below. In such event, the Executive will continue to receive his base salary and medical benefits as follows: (x) if the Executive’s employment is terminated without Cause during the 180-day period following the Effective Date, the Executive shall receive health benefits only; (y) if the Executive’s employment is terminated without Cause during the period beginning the 181st day and ending the 360th day following the Effective Date, the Executive shall receive his base salary and medical benefits for the three-month period following the termination date; and (z) if the Executive’s employment is terminated without Cause during the period beginning the 361st day following the Effective Date, the Executive shall receive his base salary and medical benefits for the six-month period following the termination date (the “Termination Compensation”). Notwithstanding the foregoing, on the date that the Executive secures employment following his termination without Cause, the Executive shall no longer have a right to receive any Termination Compensation.
               (2) The Executive shall not be entitled to any Termination Compensation unless the Executive executes and delivers to the Company a release in form and substance acceptable to the Company by which the Executive releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company’s obligations with respect to the Termination Compensation. The parties hereto acknowledge that the Termination Compensation that may be provided under this Section 5(c) is to be provided in consideration for the above-specified release.
          (d) Termination for Executive’s Permanent Disability.
               (1) Notwithstanding Section 2 above, the Executive’s employment may be terminated by the Company in the event that the Executive becomes Permanently Disabled (as defined in Section 5(d)(2) below).
               (2) The term “Permanently Disabled” means the Executive’s inability, due to physical or mental ill health, to perform the essential functions of his job, with or without a reasonable accommodation, for a period in excess of 120 consecutive days or in excess of 180 days in any consecutive 12 month period. In the event of any dispute under this Section 5(d), the Executive shall submit to a physical and/or psychological examination by a licensed physician mutually satisfactory to the Company and the Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.
               (3) The Executive shall be entitled to receive the Termination Compensation described in Section 5(c)(l) hereof in the event Executive is terminated due to his Permanent Disability.
          (e) Termination Due To Executive’s Death. This Agreement will terminate immediately upon the Executive’s death and the Company shall not have any further liability or obligation to the Executive, his executors, heirs, assigns or any other person claiming under or through his estate, except that Executive’s estate shall receive all compensation, including base salary, earned but unpaid bonuses (to the extent such earned but unpaid bonuses have been approved by the Board), and reimbursement of expenses that are due and owing to the Executive as of the date of his death.
          (f) Resignation by Executive for Good Reason.
               (1) Notwithstanding Section 2 above, the Executive shall have the right to terminate his employment under this Agreement for Good Reason (as defined in Section 5(f)(2) below) by giving to the Company written notice thereof, as set forth in Section 5(g) below.
               (2) The term “Good Reason” means any one of the following: (i) willful failure by the Company to provide the Executive the base salary and benefits described in this Agreement, except for any reduction or other concessionary arrangement affecting all employees or affecting senior executive officers generally, (ii) there is an adverse change in Executive’s, title, position, responsibilities or there is otherwise a diminution in Executive’s duties (other than a change due to the Executive’s total and permanent disability or as an accommodation under the Americans With Disabilities Act) or (iii) a relocation of the Company’s principal executive office to a location outside the Washington, D.C. metropolitan area or requiring the Executive to be based anywhere other than the Company’s principal executive office, except for required travel on Company business to the extent that such travel is substantially consistent with the Executive’s present business travel obligations; provided, however, that the foregoing events or actions shall not constitute Good Reason unless the Executive shall have provided the Company with written notice of the event or action allegedly constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) and the Company has not cured such event or action within thirty (30) days of the Company’s receipt of such written notice.

               (3) A resignation by the Executive for Good Reason shall be treated for all severance purposes as a termination without Cause. In such event, the Executive shall be entitled to receive the Termination Compensation described in Section 5(c)(1) hereof, provided that the Executive executes a release as described in Section 5(c)(2) hereof.
          (g) Notice; Effective Date of Termination. The termination of the Executive’s employment pursuant to this Agreement shall be effective on the earlier of: (i) thirty (30) days after the Executive delivers to the Company written notice of his resignation (with or without Good Reason), (ii) thirty (30) days after the Company delivers to the Executive written notice of his termination (with or without Cause or by reason of the Executive’s having become Permanently Disabled), (iii) immediately upon the death of the Executive, or (iv) immediately upon the expiration of the Employment Period. Notwithstanding the foregoing, the Executive acknowledges and agrees that upon delivery of written notice of termination by the Executive or the Company or expiration of the Employment Period, the Company may, in its discretion, require the Executive to leave the premises immediately and may prohibit Executive from accessing any Company facilities or using any Company property after the delivery of such notice or expiration of the Employment Period
          (h) Survival of Obligations under NDA. The Executive shall remain bound by the obligations imposed upon him pursuant to the terms of the NDA subsequent to the Executive’s termination for Cause or resignation without Good Reason. If Executive is terminated without Cause or resigns for Good Reason, Executive’s obligations under the NDA with respect to Section 8 (non-competition) and Section 9 (non-solicitation) shall terminate and shall be of no further force and effect as of the date of such termination, provided that Executive agrees to waive any right to Termination Compensation.
     6. Publicity; Non-Disparagement. Neither party shall issue, without the consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them. Following the Effective Date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.
     7. Directors’ and Officers’ Insurance. The Company shall maintain director and officer liability insurance at all times during the Employment Period with an underwriter and upon terms acceptable to the Board.
     8. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event that the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by him.
     9. Entire Agreement. This Agreement, the NDA and the restricted stock agreement to be entered into pursuant to Section 4(c) contain the entire understanding of the Executive and the Company with respect to the employment of the Executive by the Company and supersede any and all prior understandings, written or oral, between the Executive and the Company. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by the Executive and a duly authorized officer of the Company. By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.
     9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.
     10. Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof. Any court of competent jurisdiction of the State of Maryland shall have jurisdiction and venue in any proceeding instituted to enforce this Agreement and any objections to such jurisdiction and venue are hereby waived.
     11. Notices. Any notice provided for in this Agreement shall be provided in writing. Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid. Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.
     12. Waivers. No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     13. Headings. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
     14. Attorney Fees. If either party brings any action to enforce its rights hereunder, such party shall be entitled to recover its reasonable attorneys’ fees and costs incurred in connection with such action should it prevail in the action.
     15. Independent Counsel. The Executive has been provided with an opportunity to consult with the Executive’s own counsel with respect to this Agreement. The Executive acknowledges that Piper Rudnick LLP did not represent the Executive with respect to this Agreement.
[Signatures on following page]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, as of the date first written above.

SOURCEFIRE, INC.:

By:	/s/ Timothy Webb

Name: Timothy Webb
Title: Director

EXECUTIVE:

By:	E. Wayne Jackson, III

Name: E. Wayne Jackson, III

AMENDED AND RESTATED
Assignment Of Inventions, Non-Disclosure,
Non-Solicitation And Non-Competition Agreement
Between Sourcefire, Inc. And Employee
     In consideration, and as a condition of my continuing employment with Sourcefire, Inc., a Delaware corporation (the “Company”), I, Wayne Jackson, hereby represent to and agree with the Company as follows:
     1. Purpose of Agreement. I understand that the Company is or will be engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Confidential Information (as defined in Section 7 below), its rights in Inventions (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Amended and Restated Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement (the “Agreement”) as a condition of my employment or continuing employment with the Company, whether or not I am expected to create inventions of value for the Company. The parties hereto acknowledge and agree that this Agreement amends and restates that certain Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement between the Company and E. Wayne Jackson, III, dated August 9, 2002 and effective May 6, 2002 (the “Prior NDA”).
     2. Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, computer hardware products and services, databases, mask works and trade secrets, including but not limited to technologies, systems and processes related to intrusion detection software and computer security technology, that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment (the “Inventions’), whether or not in the course of my employment, and whether or not such Inventions are patentable, subject to copyright or protectible as trade secrets.
     3. Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company (whether alone or jointly with others), or (iii) relate to the Company’s business or current or anticipated research and development of which I am or should be aware, including, but not limited to, the research and development of intrusion detection software and computer security technologies, systems, and processes (the “Company Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company from the moment of their creation and fixation in tangible media.
     4. Exclusion of Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on the schedule attached hereto as Exhibit A (Previous Inventions) a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties that relate to intrusion detection software and computer security technologies, systems, and processes and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

     5. Assignment of Other Rights; Grant of License.
               (a) In addition to the foregoing assignment of Company Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any and all Company Inventions; and (ii) any and all Moral Rights (as defined below) that I may have in or with respect to any Company Invention. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Company Invention, even after termination of my work on behalf of the Company. The term “Moral Rights” means any right to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under the judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
               (b) If I use or disclose my own or any third party’s confidential information, intellectual property, or inventions when acting within the scope of my employment or otherwise on behalf of the Company, the Company will have and I hereby grant to the Company a perpetual, irrevocable, world-wide royalty-free, non-exclusive, sub-licensable right and license to exploit, use, rely upon and exercise all such confidential information and intellectual property rights therein.
     6. Assistance. I agree to assist the Company in every reasonable way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this section will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time and expenses actually spent or incurred and paid by me at the Company’s request on such assistance. To the extent that I am unavailable or do not take actions in a timely manner, I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.
     7. Confidentiality Obligations.
          7.1 Acknowledgement. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to any parent, subsidiary, affiliate, customer, consultant’ or supplier of the Company or any other party with whom the Company agrees to hold such information (including any and all copies thereof) of such party in confidence (collectively, the “Confidential Information”). Such Confidential Information is defined more specifically in Section 7.2 below.
          7.2 Confidential Information. The following materials and information (including any and all copies thereof), whether having existed, now existing, or to be developed or created during the term of my employment by the Company whether tangible or intangible, and whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, are covered by this Agreement and acknowledged by me to be valuable, special and unique assets of the Company, the disclosure of which may be materially damaging.
               (a) Technology. All information relating to any proprietary technology, including but not limited to existing software products, product enhancements and the like, developed or used by the Company in the provision of products and services to its customers, which information is not generally known to the public or within the computer security industry or any industry or trade(s) in which Company competes (such as know-how, Inventions, design specifications, algorithms, technical formulas, engineering data, benchmark test results, methodologies, procedures, techniques, and information processing processes) and the physical embodiments of such information (such as, by way of example, drawings, specification sheets, design notes, source code, object code, HTML code, XML code, scripts, applets, load modules, schematics, flow charts, logic diagrams, procedural diagrams, coding sheets, work sheets, documentation, annotations, printouts, studies, manuals, proposals and any other written or machine-readable manuals, proposals and any other written or machine readable expressions of such information as are fixed in any tangible media).
               (b) Other Products and Services. All information relating to Inventions, intrusion detection software, computer security technologies and other proprietary products or services, whether existing or in various stages of production, research and development, which are not generally known to the public or within the computer security industry or any other industry or trade(s) in which Company competes (such as, by way of example, know-how, content, specifications, technical data, engineering data, processes, techniques, methodologies, and strategies) and the physical embodiments of such information (such as drawings, schematics, data files, video, text, pictures, sound, graphics, specification sheets, instructor manuals, course materials, training aids, video cassettes, transparencies, slides, taped recordings of presentations, proposals, printouts, studies, contracts, maintenance manuals, documentation, and any other written or machine-readable expressions of such information as are fixed in any tangible media).
               (c) Business Procedures. All information concerning or relating to the way the Company conducts its business which is not generally known to the public or within the computer security industry (such as, by way of example, internal business procedures, controls, internal telephone numbers, plans, licensing techniques and practices, supplier, subcontractor, consultant, and prime contractor names and contracts and other vendor information, computer system passwords and other computer security controls, financial information, distributor information, and employee data) and the physical embodiments of such information (such as, by way of example, check lists, samples, services and operational manuals, contracts, proposals, print-outs, correspondence, forms, listings, ledgers, financial statements, financial reports, financial and operational analyses, financial and operational studies, management reports of every kind, databases, personnel records pertaining to employees other than myself, and any other written or machine-readable expressions of such information as are fixed in any tangible media).
               (d) Marketing Plans and Customer Lists. All information pertaining to the Company’s marketing plans and strategies; forecasts and projections; marketing practices, procedures and policies; financial data; discounts; margins; costs; credit terms; pricing practices, procedures and policies; goals and objectives; quoting practices, procedures and policies; and customer data including customer lists, contracts, representatives, requirements and needs, specifications, data provided by or about prospective existing or past customers and contract terms applicable to such customers, and the physical embodiments of such information (such as, by way of example, license agreements, customer lists, print-outs, databases, marketing plans, marketing reports, strategic business plans, marketing analyses and management reports, trade show or exhibit attendee listings, listings of potential customers and leads, and any other written or machine-readable expressions of such information as are fixed in any tangible media).
               (e) Information Provided by Third Parties. All confidential or proprietary information, materials and tangible property of customers, clients, business partners of or suppliers to the Company or other third parties who may have disclosed or entrusted such confidential or proprietary information to the Company or to me with the expectation that the confidentiality of such information would be maintained.
               (f) Not Generally Known. Any information in addition to the foregoing which is not generally known to the public or within the industries or trades in which the Company competes, and the physical embodiments of such information in any tangible form, whether written or machine-readable in nature.
               (g) Exclusions. Notwithstanding the foregoing, the following is not considered “Confidential Information”: (i) information that is or becomes part of the public domain through no direct or indirect fault of mine; (ii) information that is or was independently received by me from a third party without breach of any confidentiality obligation; and (iii) is required to be disclosed pursuant to a duly authorized subpoena, court order, or government authority, in which event I agree to provide prompt written notice to the Company prior to such disclosure so that the Company may seek a protective order or other appropriate remedy.
          7.3 Obligations. I agree to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:
               (a) Non-Disclosure. At all times both during and after my employment with the Company, I will not use, disclose or transfer any of the Confidential Information other than as authorized by the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. I understand that I am not allowed to sell, license or otherwise exploit any products (including software or content in any form) which embody or otherwise exploit in whole or in part any Confidential Information, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.
               (b) Disclosure Prevention. I will take all reasonable precautions to prevent the inadvertent or accidental exposure of Confidential Information.

               (c) Removal. I will not remove any Confidential Information from the Company’s premises or make copies of such materials except for use in the Company’s business.
               (d) Return. I will return promptly to Company all Confidential Information and copies thereof at any time upon the request of the Company and, without such request, prior to the termination of my employment by the Company. I agree not to retain any tangible or intangible copies of any Confidential Information after the termination of my employment for any reason. Upon termination of my employment, I will not take with me any documents or materials or copies thereof containing any Confidential Information.
               (e) Court-Ordered Disclosure. In the event that I receive a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, I agree to notify the Company immediately of the existence, terms and circumstances surrounding such request, to consult with the Company on the advisability of taking legally available steps to resist or narrow such request; and if disclosure is required to prevent me from being held in contempt or subject to other penalty, to furnish only such portion of the Confidential Information as, in the written opinion of counsel satisfactory to the Company, I am legally compelled to disclose, and to exercise my best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.
          7.4 General Knowledge. In addition to the exclusions set forth in Section 7.2(g) above, the general skills, knowledge and experience gained during my employment with the Company, and any knowledge of a general nature to the extent not unique to the Company or its business that I can demonstrate that I have acquired prior to my employment by the Company, and any information generally publicly available without restriction on use, or generally known within the industry or trade(s) in which the Company competes, is not considered Confidential Information. Also, upon termination of my employment with the Company, I shall not, subject to the provisions of Section 8 below, be restricted from working with a person or entity which has independently developed information or materials similar to Confidential Information as long as I comply with my continuing obligations under this Agreement.
          7.5 Information Disclosed Remains Property of Company. I agree and acknowledge that all ideas, concepts, information, and written material disclosed to me by the Company, or acquired from a customer or prospective customer of the Company are and shall remain the sole and exclusive property and Confidential Information of the Company or such customers, and are disclosed in confidence by the Company or permitted to be acquired from such customers in reliance on my agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of the Company’s business and for the Company’s benefit.
          7.6 Survival. Section 7 shall survive the termination or expiration of this Agreement
     8. Non-Competition Covenant.
          8.1 Competitor Defined. The term “Competitor” shall refer to any person, firm, corporation, partnership or other business entity that provides services or goods similar to those provided by the Company at the time my employment with the Company ends. The Company is currently engaged in the network security business providing network intrusion detection systems; provided, however, the parties acknowledge that this may change as the Company further develops its business model.
          8.2 Restrictive Covenant. As a material inducement to Company to enter into this Agreement, I covenant and agree that without the Company’s prior written consent, during my employment with Company and for a period of one (1) year following the termination of my employment for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, subject to the limitations set forth in Section 19 of this Agreement, I will not provide services, similar to those I provided to the Company, to any Competitor within the United States of America.
     Notwithstanding the foregoing, the restrictive covenants set forth in this Section 8.2 shall not preclude me from becoming an employee of, or from otherwise providing services to, a separate division or operating unit (a “Division”) of a business or enterprise if (i) the Division by which I am employed, or to which I provide services, is not a Competitor; (ii) I do not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is directly competitive with the Company’s business (individually, a “Competitive Division” and collectively, the “Competitive Divisions”); and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise’s consolidated revenues for the fiscal year prior to the commencement of my employment with the Division. In addition, I shall retain the right to invest in or have an interest in any Competitor that is traded on any public market or offered by any national brokerage house, provided that said interest does not exceed one percent (1%) of the voting control of said entity and I may also make passive investments in privately held entities that are Competitors of the Company.
          8.3 Employee’s Acknowledgements and Agreements. I acknowledge that the covenant in Section 8.2 has a unique, very substantial and immeasurable value to the Company. I acknowledge and agree that the products and services developed by the Company are or are intended to be marketed and licensed to customers worldwide. I further acknowledge and agree to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant. I also acknowledge and agree that this covenant will not impair me from becoming gainfully employed, or otherwise earning a livelihood following termination of employment with the Company.
     9. Non-Solicitation. I agree that during employment and for a period of one (1) year thereafter, I will not in any way, directly or indirectly (i) induce or attempt to induce any employee of the Company to quit employment with the Company; (ii) otherwise interfere with or disrupt the Company’s relationship with its employees; (iii) solicit, entice, or hire away any employee of the Company; or (iv) hire or engage any employee of the Company or any former employee of the Company whose employment with the Company ceased less than one (1) year before the date of such hiring or engagement. I agree that during employment and for a period of one (1) year thereafter, I will not in any way, directly or indirectly, induce, solicit or attempt to induce or solicit any of the Company’s customers or clients, vendors or strategic business partners, or potential customers or clients, vendors or strategic business partners, to cease doing business with the Company or to reduce the amount or types of business they are doing with the Company. For purposes of this provision, “potential customers or clients, vendors or strategic business partners” means persons, companies, or other entities to which the Company has marketed itself directly and with which the Company has had substantial contact, including but not limited to at least one (1) contact or communication, at any time during the four (4) months prior to the termination of my employment with the Company.
     10. Notification. I hereby authorize the Company to notify my actual or future employers of the terms of this Agreement and my responsibilities hereunder.
     11. Name and Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), during my employment, solely for purposes of promoting the business of the Company.
     12. Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.
     13. Assignment. My rights, interest and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by me. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors of the Company. If the Company shall at any time be merged or consolidated with or into another corporation, or if substantially all the assets of the Company are transferred to another corporation, the provisions of this Agreement shall be binding on and shall inure to the benefit of the corporation resulting from such merger or consolidation or to which such assets shall be transferred.
     14. Governing Law; Severability. This Agreement will be governed and interpreted in accordance with the internal laws of the State of Maryland, without regard to or application of choice-of-law rules or principles. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal having competent jurisdiction to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be recast so as to be enforced to the maximum extent permissible under applicable law while taking into account the original intent and effect of the provision, and the remainder of this Agreement shall remain in full force and effect. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

     15. Forum Selection. The parties agree that any legal proceeding, commenced by one party against the other, shall be brought in any state or Federal court having proper jurisdiction, within the State of Maryland. Both parties submit to such jurisdiction, and waive any objection to venue and/or claim of inconvenient forum.
     16. No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.
     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     18. Headings. The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. All references herein to sections will refer to sections of this Agreement.
     19. Entire Agreement; Termination of Covenants. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof. Notwithstanding the foregoing, the Company hereby acknowledges and agrees that the restrictive covenants set forth in Section 8 (non-competition) and Section 9 (non-solicitation) under this Agreement shall terminate and shall be of no further force and effect in the event that I resign from the Company for Good Reason or my employment is terminated without Cause, and I agree to waive any right to Termination Compensation, as such terms are defined in that certain Employment Agreement between me and the Company, dated as of August 9, 2002 and effective as of May 6, 2002.
     20. Amendment. No amendment or modification of this Agreement shall be valid or binding on the parties hereto unless made in a mutually executed writing.
     21. Not an-Employment Contract. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. This Agreement is dated as of February     , 2003.

Accepted and Agreed:		Employee

Sourcefire, Inc.

By:	/s/ Marc Rubin	/s/ E. Wayne Jackson III

Signature

Name: Marc Rubin

Title: Chief Financial Officer		Name: E. Wayne Jackson III

Exhibit A
Previous Inventions
TO:    Sourcefire, Inc.
FROM: E. Wayne Jackson, III
DATE: Effective February       , 2003
SUBJECT: Previous Inventions
1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Sourcefire, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:
*	No inventions or improvements.

*	See below.

*	Additional sheets attached.
2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship
*	Additional sheets attached.

Nonstatutory Stock Option Grant Agreement
Under The
Sourcefire, Inc. 2002 Stock Incentive Plan
This Nonstatutory Stock Option Grant Agreement (this “Agreement”) is made as of June 24, 2005 (the “Grant Date”) by and between (i) Sourcefire, Inc., a Delaware corporation (the “Company”), and (ii) E. Wayne Jackson (“Optionee”).
     1. Terminology. All capitalized words that are not defined in this Agreement or in the attached Stock Option Certificate have the meanings ascribed to them in the Plan. For purposes of this Agreement, the terms below have the following meanings:
          (a) “Cause” has the meaning ascribed to such term or words of similar import in the Optionee’s written employment or service contract with the Company and, in the absence of such agreement or definition, means the Optionee’s (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with the Optionee’s duties or willful failure to perform the Optionee’s responsibilities in the best interests of the Company; (v) chronic use of alcohol, drugs or other similar substances which affects the Optionee’s work performance; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Optionee for the benefit of the Company, all as determined by the Administrator, which determination will be conclusive.
          (b) “Change in Control” means: (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 1(b), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii)the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include (Y) a public offering of capital stock of the Company or (Z) any transaction pursuant to which shares of capital stock of the Company are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of, Martin Roesch or his immediate family members (including spouses, children, grandchildren, parents, and siblings, in each case to include adoptive relations), or transferred to any such immediate family members. For purposes of this Section 1(b), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company.
          (c) “Company” includes Sourcefire, Inc. and its Affiliates, except where the context otherwise requires.
          (d) “Option Shares” mean the shares of Common Stock underlying the Options.

          (e) “Total and Permanent Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Administrator may require such proof of Total and Permanent Disability as the Administrator in its sole discretion deems appropriate and the Administrator’s good faith determination as to whether the Optionee is totally and permanently disabled will be final and binding on all parties concerned.
     2. Vesting.
          (a) The Options vest in accordance with the vesting schedule identified in the Stock Option Certificate attached to this Agreement and constitutes a part of the Agreement (the “Vesting Schedule”), so long as the Optionee is in the continuous employ of, or in a service relationship with, the Company from the Grant Date through the applicable date upon which vesting is scheduled to occur. No vesting will accrue to any Options after the Optionee ceases to be in either an employment or other service relationship with the Company, except as provided otherwise in this Agreement.
          (b) Unless the Options have earlier terminated, if before the Optionee has vested in any Options, his or her employment or other service relationship with the Company terminates due to death or Total and Permanent Disability, then as of such termination a number of Options will be vested equal to (i) the total number of Options granted under this Agreement as specified on the Stock Option Certificate, multiplied by (ii) 25%, multiplied by (iii) a fraction, the numerator of which is the total number of days measured from the Optionee’s Vesting Start Date (as defined in the Stock Option Certificate) to the date that the employment or other service relationship ceased and the denominator of which is 365.
     3. Exercise of Options.
          (a) Right to Exercise. The Optionee may exercise the Options to the extent vested at any time on or before the Expiration Date or the earlier termination of the Options, unless otherwise provided in this Agreement. Section 4 below describes certain limitations on exercise of the Options that apply in the event of the Optionee’s death, Total and Permanent Disability, or termination of employment or other service relationship with the Company. The Options may be exercised only in multiples of whole shares and may not be exercised at any one time as to fewer than one hundred shares (or such lesser number of shares as to which the Options are then exercisable). No fractional shares will be issued under the Options.
          (b) Exercise Procedure. In order to exercise the Options, the following items must be delivered to the Secretary of the Company before the expiration or termination of the Options: (i) an exercise notice, in such form as the Administrator may require from time to time, specifying the number of Option Shares to be purchased, (ii) full payment of the Exercise Price for such Option Shares or properly executed, irrevocable instructions, in such form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 3(c) of this Agreement, and (iii) an executed copy of any other agreements requested by the Administrator pursuant to Section 3(d) of this Agreement. An exercise will not be effective until all of the foregoing items are received by the Secretary of the Company.
          (c) Method of Payment. Payment of the Exercise Price may be made by delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion, a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm approved by the Administrator, or a combination of the foregoing. In addition, payment of the Exercise Price may be made by any other method approved by the Administrator.
          (d) Agreement by Optionee to Execute Other Agreements. The Optionee hereby agrees to execute, as a condition precedent to the exercise of the Options and at any time thereafter as may reasonably be requested by the Administrator, a Stock Restriction Agreement, substantially in the form, and containing the terms and provisions, of the Stock Restriction Agreement attached hereto as Exhibit A, with respect to any Option Shares acquired by the Optionee pursuant to this Agreement; provided, however, that execution of the Stock Restriction Agreement will not be required upon any exercise of the Options that occurs after the closing of the first public offering of capital stock of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) or, if later, the expiration of any market stand-off agreement that applies to other shareholders of the Company respecting such public offering of capital stock.
          (e) Issuance of Shares upon Exercise. Upon exercise of the Options in accordance with the terms of this Agreement, the Company will issue to the Optionee, the brokerage firm specified in the Optionee’s delivery instructions pursuant to a broker-assisted cashless exercise, or such other person exercising the Options, as the case may be, the number of shares of Common Stock so paid for, in the form of fully paid and nonassessable stock. The Company will deliver stock certificates for the Option Shares as soon as practicable after exercise, which certificates will, unless such Option Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such shares and referencing any applicable Stock Restriction Agreement.
     4. Termination of Employment or Service.
          (a) Exercise Period Following Cessation of Employment or Other Service Relationship. In General. If the Optionee ceases to be employed by, or in a service relationship with, the Company for any reason other than death, Total and Permanent Disability, voluntary resignation or discharge for Cause, (i) the unvested Options, after giving effect to the provisions of Section 2 of this Agreement, terminate immediately upon such cessation, and (ii) the vested Options remain exercisable during the 30-day period following such cessation, but in no event after the Expiration Date. Unless sooner terminated, the vested Options automatically terminate upon the expiration of such 30-day period.
          (b) Disability of Optionee. Notwithstanding the provisions of Section 4(a) above, if the Optionee ceases to be employed by, or in a service relationship with, the Company as a result of the Optionee’s Total and Permanent Disability, (i) the unvested Options, after giving effect to the provisions of Section 2 of this Agreement, terminate immediately upon such cessation, and (ii) the vested Options remain exercisable during the six-month period following such cessation, but in no event after the Expiration Date. Unless sooner terminated, the vested Options automatically terminate upon the expiration of such six-month period.
          (c) Death of Optionee. If the Optionee dies prior to the expiration or other termination of the Options, (i) the unvested Options, after giving effect to the provisions of Section 2 of this Agreement, terminate immediately upon the Optionee’s death, and (ii) the vested Options remain exercisable during the six-month period following the Optionee’s death, but in no event after the Expiration Date, by the Optionee’s executor, personal representative, or the person(s) to whom the Options are transferred by will or the laws of descent and distribution. Unless sooner terminated, the vested Options automatically terminate upon the expiration of such six-month period.
          (d) Voluntary Resignation/Misconduct. Notwithstanding anything to the contrary in this Agreement, the Options terminate in their entirety, regardless of whether the Options are vested, immediately upon the Optionee’s voluntary resignation of employment or other service relationship, upon the Optionee’s discharge of employment or other service relationship for Cause or upon the Optionee’s commission of any of the following acts during any period following the cessation of employment or other service relationship during which the Options otherwise would be exercisable: (i) fraud on or misappropriation of any funds or property of the Company, or (ii) breach by the Optionee of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by the Optionee for the benefit of the Company, as determined by the Administrator, which determination will be conclusive.

     5. Market Stand-Off Agreement. The Optionee agrees that following the effective date of a registration statement of the Company filed under the Securities Act, the Optionee, for the duration specified by and to the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and the 180 days after the effectiveness of any underwritten offering of the Company’s equity securities (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) (the “Market Stand-Off Period”), except as part of such underwritten registration if otherwise permitted. In addition, the Optionee agrees to execute any further letters, agreements and/or other documents requested by the Company or its underwriters which are consistent with the terms of this Section 5. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Stand-Off Period.
     6. Nontransferability of Options. These Options are nontransferable otherwise than by will or the laws of descent and distribution and during the lifetime of the Optionee, the Options may be exercised only by the Optionee or, during the period the Optionee is under a legal disability, by the Optionee’s guardian or legal representative. Except as provided above, the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.
     7. Termination of Options/Recapture Payment. The Options are granted as consideration for, and contingent upon, the Optionee becoming a party to the Company’s Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement or any successor agreement thereto (the “Assignment Agreement”). The Optionee further recognizes and acknowledges that it would be difficult to ascertain the damages arising from a violation of the covenants set forth in the Assignment Agreement. Accordingly, notwithstanding anything herein to the contrary, if the Administrator or its delegate, in its sole discretion, determines that the Optionee has engaged in any activity that contravenes the covenants set forth in the Assignment Agreement, the Optionee agrees that the following shall occur:
(i)	The Options will terminate effective on the date on which such determination is made, regardless of whether the Options are vested in whole or in part, unless terminated sooner by operation of another provision of this Agreement; and

(ii)	With respect to any Common Stock acquired by the Optionee through the exercise of the Options within three months before the Optionee’s termination of employment or at any time after the Optionee’s termination of employment (the “Recapture Shares”), the Optionee agrees to pay to the Company, within 30 days of when the Company delivers written notice to the Optionee, a “Recapture Payment.” The Recapture Payment may be paid in cash, Recapture Shares, or a combination of cash or Recapture Shares. In the event that the Optionee holds Recapture Shares on the date that he or she is determined to have violated the covenants in the Assignment Agreement, the Administrator may demand that the Recapture Payment be made by tendering the Recapture Shares. If paid in cash, the Recapture Payment shall be an amount equal to the excess of the aggregate Fair Market Value of the shares on the exercise date over the Exercise Price paid by the Optionee to acquire the Recapture Shares. If paid in Recapture Shares, the Recapture Payment shall be paid by the Optionee delivering to the Company share certificates evidencing the Recapture Shares, together with a stock power, endorsed in blank. As soon as practicable after receipt of the stock certificates and stock power properly endorsed, the Company will pay to the Optionee the lower of (A) the aggregate Exercise Price paid by the Optionee to acquire the Recapture Shares for which the stock certificates have been delivered to the Company or (B) the Fair Market Value of such Recapture Shares at that time.
Nothing in this Section will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages set forth in this Agreement and that it may additionally prove, and all remedies will be cumulative and not affirmative.
     8. Coordination With Other Agreements. To the extent that the Optionee is a party to any agreement with the Company that contains the same or similar covenants as those set forth in the Assignment Agreement (hereinafter referred to as the “Other Agreement”), the Optionee and the Company expressly agree that any remedy available to the Company under this Agreement or the Assignment Agreement is in addition to, and does not limit the enforceability of, any remedy available to the Company under such Other Agreement.
     9. Nonstatutory Nature of the Options. The Options are not intended to qualify as incentive stock options within the meaning of Code section 422, and this Agreement shall be so construed. The Optionee acknowledges that, upon exercise of the Options, the Optionee will recognize taxable income in an amount equal to the excess of the then Fair Market Value of the Option Shares over the Exercise Price and must comply with the provisions of Section 10 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.
     10. Withholding of Taxes. At the time the Options are exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due the Optionee and otherwise agrees to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Options. The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Options or issuance of share certificates representing Option Shares.
     The Administrator may, in its sole discretion, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Options either by electing to have the Company withhold from the shares to be issued upon exercise that number of shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.
     11. Adjustments for Corporate Transactions and Other Events.
          (a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of shares covered by and the exercise price and other terms of the Options, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to the Options as a result of the stock dividend, stock split or reverse stock split.
          (b) Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 11(a), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control, the Administrator, in its discretion and without the consent of the Optionee, shall make any adjustments in the Options, including but not limited to modifying the number, kind and price of securities subject to the Options.

          (c) Change in Control Transactions. Unless otherwise set forth in the Stock Option Certificate, in the event of any transaction resulting in a Change in Control, the Options will terminate upon the effective time of any such Change in Control unless provision is made in connection with the transaction in the sole discretion of the parties thereto for the continuation or assumption of the Options, or the substitution of the Options with new options of the surviving or successor entity or a parent thereof. In the event of such termination, the Optionee will be permitted, for a period of at least twenty days prior to the effective time of the Change in Control, to exercise all portions of such Options that are then exercisable or which become exercisable upon or prior to the effective time of the Change in Control.
          (d) Adjustments for Unusual Events. The Administrator is authorized to make, in its discretion and without the consent of the Optionee, adjustments in the terms and conditions of, and the criteria included in, the Options in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Options or the Plan.
          (e) Binding Nature of Adjustments. Adjustments under this Section 11 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued pursuant to the Options on account of any such adjustments. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by the Optionee pursuant to this Section 11 in exchange for, or by virtue of the Optionee’s ownership of, the Options or the Option Shares, except as otherwise determined by the Administrator.
     12. Confidential Information. In consideration of the Options granted to the Optionee pursuant to this Agreement, the Optionee agrees and covenants that, except as specifically authorized by the Company, the Optionee will keep confidential any trade secrets or confidential or proprietary information of the Company which are now or which hereafter may become known to the Optionee as a result of the Optionee’s employment by or other service relationship with the Company, and shall not at any time, directly or indirectly, disclose any such information to any person, firm, company or other entity, or use the same in any way other than in connection with the business of the Company, at all times during and after the Optionee’s employment or other service relationship. The provisions of this Section 12 shall not narrow or otherwise limit the obligations and responsibilities of the Optionee set forth in any agreement of similar import entered into between the Optionee and the Company.
     13. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter the at-will or other employment status or other service relationship of the Optionee, nor be construed as a contract of employment or service relationship between the Company and the Optionee, or as a contractual right of Optionee to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge the Optionee at any time with or without cause or notice and whether or not such discharge results in the failure of any Options to vest or any other adverse effect on the Optionee’s interests under the Plan.
     14. No Rights as a Stockholder. The Optionee shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued to him or her upon the due exercise of the Options. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued.
     15. The Company’s Rights. The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the

Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     16. Optionee. Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, or another permitted transferee, the word “Optionee” shall be deemed to include such person.
     17. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.
     18. Entire Agreement; Additional Grants. This Agreement contains the entire agreement between the parties with respect to the Options granted hereunder. Any and all prior agreements between the parties hereto with respect to the subject matter of this Agreement are hereby revoked. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the Option and the Option Shares. The terms and conditions of this Agreement shall apply to any and all future grants of options to Optionee pursuant to the Plan and the term “Grant Date” shall refer to each such subsequent grant date. Any such future grants and acceptance thereof shall be evidenced by the completion, execution and attachment to this Agreement of an additional Stock Option Certificate, in the form provided by the Company, which shall be incorporated herein by reference.
     19. Invalidity or Unenforceability. It is the intention of the Company and the Optionee that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court having jurisdiction holds any provision of this Agreement to be invalid or unenforceable, in whole or in part, the Company and the Optionee agree that, if allowed by law, that provision shall be reduced to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement.
     20. Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     21. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Option Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.
     22. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall given. A copy of the Plan is provided to you with this Agreement.
     23. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include the city and state in which the principal offices of the Company are located, and the Optionee hereby agrees and submits to the personal jurisdiction and venue thereof.
     24. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the Corporation and Optionee have executed this Agreement, as of the date set forth above.

COMPANY:

SOURCEFIRE, INC., a Delaware corporation

By:	/s/ Todd P. Headley

Name:	Todd P. Headley
Title:	Chief Financial Officer

OPTIONEE:

/s/ E. Wayne Jackson

E. Wayne Jackson
Name:

Address:

EXHIBIT A-1
Sourcefire, Inc.
Stock Option Certificate
THIS CERTIFIES THAT E. Wayne Jackson (the “Optionee”) has been awarded under the Sourcefire, Inc. 2002 Stock Incentive Plan (the “Plan”), nonstatutory stock options (each, an “Option” or collectively, the “Options”) to purchase 160,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) of Sourcefire, Inc., a Delaware corporation (the “Company”), at a price of $1.25 per share (the “Exercise Price”). This Stock Option Certificate constitutes part of and is subject to the terms and provisions of the Nonstatutory Stock Option Grant Agreement (the “Agreement”) by and between the Company and Optionee dated June 24, 2005, which this Stock Option Certificate is attached to and made part of. Capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the Agreement.
Vesting Start Date: June 24, 2005
Grant Pate: June 24, 2005
Expiration Date: The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the tenth anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.
Vesting Schedule: The Options vest and become exercisable in accordance with the vesting schedule below, subject to the terms and conditions described in the Agreement:
(a)	25% of the Options vest and become exercisable on the first anniversary of the Optionee’s Vesting Start Date (the “Initial Vesting Date”), and

(b)	2.083% of the Options vest and become exercisable on the date one month after the Initial Vesting Date and on such date every month thereafter, through the fourth anniversary of the Vesting Start Date.

(c)	There is 100% acceleration of vesting of the Options in the event both (i) a Change in Control (as defined in the Plan) and (ii) Optionee’s employment is terminated without cause within one year of the Change of Control.
The extent to which the Options are vested and exercisable as of a particular vesting date is rounded down to the nearest whole share. However, vesting is rounded up to the nearest whole share on the fourth anniversary of the Grant Date.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on June 24, 2005.

SOURCEFIRE, INC.
By:	/s/ Todd P. Headley
Todd P. Headley, CFO

The undersigned hereby acknowledges that he/she has carefully read the Agreement and the Plan and agrees that this Stock Option Certificate, together with the Agreement, shall govern the terms and conditions of the Options, the Option Shares and the other subject matter of the Agreement, subject to the provisions of the Plan. In the event of any conflict between the terms of this Stock Option Certificate and the Agreement, the Agreement shall control.

OPTIONEE
/s/ E. Wayne Jackson
E. Wayne Jackson
Date: 6. 30. 05

SOURCEFIRE, INC.
RESTRICTED STOCK AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT is made December 19, 2003, between Sourcefire, Inc., a Delaware corporation (the “Company”), and E. Wayne Jackson, III (the “Employee”).
     For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
     1. Common Stock Repurchase Option.
          (a) In the event that the Employee is terminated for Cause (as defined in that certain Employment Agreement entered into August 28, 2002 (with an effective date of May 6, 2002), by and between the Company and the Employee (the “Employment Agreement”)) or resigns his employment without Good Reason (as defined in the Employment Agreement) at any time within the three (3) year period commencing on the date hereof (the “Common Stock Option Period”), the Company shall have the irrevocable right and option (the “Repurchase Option”) to repurchase from the Employee, at a purchase price of Twenty Cents ($0.20) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares)(the “Common Stock Option Price”), some or all of the Repurchasable Common Stock (as defined below).
          “Repurchasable Common Stock” means (i) the 105,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company that the Employee acquired pursuant to a restricted stock award granted by the Company (subject to adjustment for all subdivisions or combinations), multiplied by (ii) the Percentage in effect at the time the Repurchase Option becomes exercisable by the Company under Section 2(a) below. The “Percentage” shall be 100 percent (100%) on August 1, 2003 (the “Vesting Start Date”) and shall be reduced by 8.33 percent (8.33%) at the end of each 3-month period following the Vesting Start Date, provided that the Employee has been in the continuous employ of the Company through the date of each such reduction. By way of clarification, the Percentage shall be 100% during the first 3-month period following the Vesting Start Date, 91.67% during the next 3-month period (ending 6 months from the Vesting Start Date), 83.34% during the next 3-month period (ending 9 months from the Vesting Start Date), and shall continue to decrease by 8.33% every 3-month period thereafter until the Percentage is reduced to 0% on the date that is 3 years from the Vesting Start Date, provided, however, that upon (1) the sale, lease or other disposition of all or substantially all of the assets of the Company or (2) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction resulting in total consideration to the Company of greater than $50 million (a “Change of Control”), the termination of the Company’s Repurchase Option covering the Repurchasable Common Stock shall accelerate immediately by thirty-three and one-third percent (33.3%), provided that the Employee has been in the continuous employ of the Company up to the date of the closing of the Change of Control.
          (b) The Repurchase Option shall terminate and be of no further force and effect in the event that (i) the Employee’s employment with the Company is terminated without Cause or (ii) the Employee resigns for Good Reason. By way of clarification, the number of shares of Repurchasable Common Stock for which the Repurchase Option may otherwise have become exercisable shall be zero (0) on and as of the effective date of any event described in subsection (i) or (ii) of this Section 1(b).
          (c) For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company.
     2. Exercise of Repurchase Option and Closing.
          (a) The Company may exercise the Repurchase Option by delivering or mailing to the Employee, within thirty (30) days after the date of termination of the employment of the Employee with the Company (with such date of termination serving as the record date for calculating the Percentage (the “Trigger Date”)), a written notice of exercise of the Repurchase Option. Such notice shall specify the number of shares of Repurchasable Common Stock to be repurchased. If and to the extent the Repurchase Option is not so exercised by the giving of such a notice within such 30-day period, the Repurchase Option shall automatically expire and terminate effective upon the expiration of such 30-day period.
          (b) Within ten (10) days after delivery to the Employee of the Company’s notice of the exercise of the Repurchase Option pursuant to subsection (a) above, the Employee shall, pursuant to the provisions of the Joint Escrow Instructions referred to in Section 5 below, tender to the Company at its principal offices the certificate or certificates representing the Repurchasable Common Stock which the Company has elected to repurchase in accordance with the terms of this Agreement, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such shares to the Company. Upon its receipt of such certificate or certificates, the Company shall pay to the Employee the aggregate Common Stock Option Price payable in respect of such shares.
          (c) Upon the payment of the Common Stock Option Price as provided in subsection (b) above, the Company shall become the legal and beneficial owner of the Repurchasable Common Stock repurchased by the Company and all rights and interest therein or related thereto. The Company shall not pay any dividend to the Employee on account of such shares or permit the Employee to exercise any of the privileges or rights of a stockholder with respect to such shares on or after the date of such payment.
          (d) The Common Stock Option Price is payable, at the option of the Company, in cancellation of all or a portion of any outstanding indebtedness of the Employee to the Company or in cash (by check) or both.
          (e) The Company shall not repurchase any fraction of a share of Repurchasable Common Stock upon exercise of the Repurchase Option, and any fraction of a share of Repurchasable Common Stock resulting from a computation made pursuant to Section 1 of this Agreement shall be rounded to the nearest whole share of Repurchasable Common Stock (with any one-half share being rounded upward).
          (f) The Company may assign the Repurchase Option to one or more persons or entities.
     3. Restrictions on Transfer. The Employee shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Repurchasable Common Stock, or any interest therein except that the Employee may transfer all or any shares of the Repurchasable Common Stock to his ancestors, descendants, or spouse, or to trusts for the benefit of such persons, provided that the transferee of such shares delivers to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement (including the restrictions on transfer set forth in this Section 3 and the Repurchase Option described in Section 1).
     4. Agreement in Connection with Public Offering. The Employee agrees, in connection with the initial underwritten public offering of the Company’s securities pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (i) not to sell, make a short sale of, loan, grant any options for the repurchase of, or otherwise dispose of any shares of Common Stock held by the Employee (other than those shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of 180 days from the effective date of such registration statement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.
     5. Escrow. The Employee shall, upon the execution of this Agreement, execute Joint Escrow Instructions in the form attached to this Agreement as Exhibit A. The Joint Escrow Instructions shall be delivered to the Treasurer of the Company, as escrow agent thereunder. The Employee shall deliver to such escrow agent the stock assignment duly endorsed in blank, in the form attached to this Agreement as Exhibit B, and hereby instructs the Company to deliver to such escrow agent, on behalf of the Employee, the certificate(s) evidencing the shares of Repurchasable Common Stock. Such materials shall be held by such escrow agent pursuant to the terms of such Joint Escrow Instructions.
     6. Restrictive Legends. All certificates representing the shares of Repurchasable Common Stock shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required pursuant to any other agreement between Employee and the Company, or under federal or state securities laws:
“The shares of stock represented by this certificate are subject to restrictions on transfer and an option to repurchase set forth in a Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”
     7. Adjustments for Stock Splits, Stock Dividends, Etc.
          (a) If from time to time there is any stock split, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, any and all new, substituted or additional securities to which the Employee is entitled by reason of his ownership of the Repurchasable Common Stock shall be immediately subject to the Repurchase Option, and the restrictions on transfer and the other provisions of this Agreement in the same manner and to the same extent as the Repurchasable Common Stock.
          (b) Upon the occurrence of any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction, the repurchase and other rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Repurchasable Common Stock is converted into or exchanged for pursuant to such transaction in the same manner and to the same extent as they applied to the Repurchasable Common Stock under this Agreement. If, in connection with such a transaction, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Repurchasable Common Stock is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.
     8. Withholding Taxes.
          (a) The Employee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Employee any federal, state or local taxes of any kind required by law to be withheld with respect to the lapse of the Repurchase Option.
          (b) The Employee has reviewed with the Employee’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Employee understands that the Employee (and not the Company) shall be responsible for the Employee’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. The Employee understands that it may be beneficial in many circumstances to elect to be taxed at the time the shares of Repurchasable Common Stock are purchased or restricted rather than when and as the Company’s Repurchase Option expires by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (and any regulations promulgated thereunder) with the IRS within 30 days from the date of such repurchase or restriction.
     THE EMPLOYEE ACKNOWLEDGES THAT IT IS THE EMPLOYEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B), EVEN IF THE EMPLOYEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE EMPLOYEE’S BEHALF.
     9. Miscellaneous.
          (a) No Rights To Employment. Nothing contained in this Agreement shall be construed as giving the Employee any right to be retained, in any position, as an employee of the Company. The Employee acknowledges and agrees that the lapse of the Repurchase Option with respect to the Repurchasable Common Stock pursuant to Section 1 hereof is earned only by continuing service as an employee of the Company (not through the act of being hired).
          (b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
          (c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.
          (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Employee and their respective heirs, executors, administrators, legal representatives, successors and assigns.
          (e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five (5) days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(e).
          (f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (g) Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

          (h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.
          (i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.
          (j) Employee’s Acknowledgements. The Employee acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Employee’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Shaw Pittman LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Employee.
          (k) Rights of Stockholder. Subject to the terms and provisions of the general corporation law of the jurisdiction of incorporation of the Company, and this Agreement, Employee shall have all the rights of a stockholder of the Company with respect to the Common Stock, including, without limitation, the right to vote such shares, to receive all dividends or other distributions paid or made with respect to the Common Stock and to tender such shares and receive payment or other consideration for such shares in connection with a merger, acquisition, restructuring, recapitalization or stock purchase transaction.
          (l) Termination. This Agreement shall terminate in its entirety upon the earlier of (i) the exercise in full of the Repurchase Option; (ii) the expiration of the Company’s Repurchase Option pursuant to the vesting set forth in Section l(a); (iii) the termination of the Repurchase Option pursuant to Section l(b); or (iv) the termination of the Repurchase Option pursuant to Section 2(a). Upon termination all unexercised Repurchase Options shall expire and terminate.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have made this Restricted Stock Agreement as of December 19, 2003.

SOURCEFIRE, INC.

By:	/s/ Todd P. Headley

Name:	Todd P. Headley

Title:	CFO

/s/ E. Wayne Jackson

E. Wayne Jackson, III

Exhibit A
SOURCEFIRE, INC.
Joint Escrow Instructions
Sourcefire, Inc.
Attn: Treasurer
9212 Berger Road
Suite 200
Columbia, Maryland 21046
Dear Sir:
     As Escrow Agent for Sourcefire, Inc., a Delaware corporation, and its successors in interest under the Restricted Stock Agreement (the “Agreement”) of even date herewith, to which a copy of these Joint Escrow Instructions is attached (the “Company”), and the undersigned person (“Holder”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of the Agreement in accordance with the following instructions:
     1. Appointment. Holder irrevocably authorizes the Company to deposit with you any certificates evidencing Repurchasable Common Stock (as defined in the Agreement) to be held by you hereunder and any additions and substitutions to said Repurchasable Common Stock. For purposes of these Joint Escrow Instructions, “Repurchasable Common Stock” shall be deemed to include any additional or substitute property. Holder does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such Repurchasable Common Stock all documents necessary or appropriate to make such Repurchasable Common Stock negotiable and to complete any transaction herein contemplated. Subject to the provisions of this paragraph 1 and the terms of the Agreement, Holder shall exercise all rights and privileges of a stockholder of the Company while the shares of Repurchasable Common Stock are held by you.
2. Closing of Repurchase.
          (a) Upon any repurchase by the Company of the Repurchasable Common Stock pursuant to the Agreement, the Company shall give to Holder and you a written notice specifying the purchase price for the Repurchasable Common Stock, as determined pursuant to the Agreement, and the time for a closing hereunder (the “Closing”) at the principal office of the Company. Holder and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

          (b) At the Closing, you are directed (a) to date the stock assignment form or forms necessary for the transfer of the Repurchasable Common Stock, (b) to fill in on such form or forms the number of Repurchasable Common Stock being transferred, and (c) to deliver the same, together with the certificate or certificates evidencing the Repurchasable Common Stock to be transferred, to the Company against the simultaneous delivery to you of the purchase price for the Repurchasable Common Stock being purchased pursuant to the Agreement.
     3. Withdrawal. The Holder shall have the right to withdraw from this escrow, and the Escrow Agent shall promptly deliver to Holder upon notice, any Repurchasable Common Stock as to which a Repurchase Option (as defined in the Agreement) has terminated or expired, as measured with reference to the Trigger Date (as defined in the Agreement).
     4. Duties of Escrow Agent.
          (a) Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.
          (b) You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact of Holder while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.
          (c) You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or Company, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or Company by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
          (d) You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.
          (e) You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder and may rely upon the advice of such counsel.
          (f) Your rights and responsibilities as Escrow Agent hereunder shall terminate if (i) you cease to be Treasurer of the Company or (ii) you resign by written notice to each party. In the event of a termination under clause (i), your successor as Treasurer shall become Escrow Agent hereunder; in the event of a termination under clause (ii), the Company shall appoint a successor Escrow Agent hereunder.

2

          (g) If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.
          (h) It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.
          (i) These Joint Escrow Instructions set forth your sole duties with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into these Joint Escrow Instructions against you.
          (j) The Company shall indemnify you and hold you harmless against any and all damages, losses, liabilities, costs, and expenses, including attorneys’ fees and disbursements, for anything done or omitted to be done by you as Escrow Agent in connection with this Agreement or the performance of your duties hereunder, except such as shall result from your gross negligence or willful misconduct.
     5. Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto.

Company:	9212 Berger Road
Suite 200
Columbia, Maryland 21046

Holder:	[address]

Escrow Agent:	Sourcefire, Inc.
9212 Berger Road
Suite 200
Columbia, Maryland 21046
Attn: Treasurer
     6. Miscellaneous.
          (a) By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions, and you do not become a party to the Agreement.
          (b) This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3

     IN WITNESS WHEREOF, the parties hereto have made this Agreement December 19, 2003.

Very truly yours,

SOURCEFIRE, INC.

By:	/s/ Todd P. Headley

Title:	CFO

HOLDER:

/s/ E. Wayne Jackson

E. Wayne Jackson, III

ESCROW AGENT

By:
Name:
Title:

4

Exhibit B
(STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE)
     FOR VALUE RECEIVED, I hereby sell, assign and transfer unto_________________ (________) shares of Common Stock, $0.001 par value per share, of___(the “Corporation”) standing in my name on the books of said Corporation represented by Certificate(s) Number ___ herewith, and do hereby irrevocably constitute and appoint ___ the Secretary of the Corporation to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:

IN PRESENCE OF

     NOTICE: The signature(s) to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration, enlargement, or any change whatever.